Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

AKERNA CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one share of common stock, $0.0001 par value, and one Warrant, and Pre-funded Units, each consisting of one Pre-funded Warrant and one Warrant (2)	457(o)	—	—	10,000,000	0.0000927	$927.00
Fees to Be Paid	Equity	Shares of common stock, $0.0001 par value (3)(4)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Warrants (5)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Pre-funded Warrants (2)(6)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (3)(7)	457(o)	—	—	10,000,000	0.0000927	$927.00
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (2)(3)(8)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Underwriter’s Warrants(9)	457(g)	—	—	—	—	—	(11)
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share (3)(10)	457(o)	—	—	500,000.00	0.0000927	$46.35
	Total Offering Amounts							$1900.35
	Total Fees Previously Paid							0
	Net Fee Due							$1900.35

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The proposed maximum aggregate offering price of the Pre-funded Units will be reduced on a dollar-for-dollar basis based on the offering price of any Units sold in the offering, and the proposed maximum aggregate offering price of the Pre-funded Warrants, and shares underlying the Pre-funded Warrants, to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares of common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares of common stock and Pre-funded Warrants, if any, and underlying shares of common stock is $10,000,000.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(4)	Shares of common stock included in the Units.
(5)	Warrants included in the Units and Pre-funded Units.
(6)	Pre-funded warrants included in the Pre-funded Units.
(7)	Shares of common stock issuable upon the exercise of the Warrants included in the Units and Pre-funded Units.
(8)	Shares of common stock issuable upon the exercise of the Pre-funded Warrants in the Pre-funded Units.
(9)	Represents warrants issuable to the underwriter and its designees to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock sold in the offering (including the number of shares of common stock issuable upon the exercise of the pre-funded warrants) at an exercise price equal to the exercise price of the Warrants included in the Units and Pre-funded Units.
(10)	Shares of common stock issuable upon the exercise of the Underwriter’s Warrants.
(11)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.